COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, California 92705
(949) 567-1234

April 16, 2009

VIA EDGAR
Division of Corporation Finance
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Attention:  Alexandra M. Ledbetter

Mail Stop 3561

Re:           Collectors universe, Inc. (File No. 0-27887)—SEC Staff Comment Letter Dated April 10, 2009

Form 10-K for Fiscal Year Ended June 30, 2008 (filed September 30, 2008)
Definitive Proxy Statement on Schedule 14A (filed October 27, 2008)
Form 10-Q for Fiscal Quarter Ended December 31, 2008 (filed February 9, 2009)
Form 8-K Dated March 16, 2009 (filed March 20, 2009)

Ladies and Gentlemen:

This is to confirm our telephone conversation of yesterday in which we requested and you advised us that we would be given an extension of time to May 4, 2009 to submit our responses to the comments of the SEC Staff contained in the above-referenced letter.

We appreciate the Staff’s willingness to accommodate our request for that extension of time.

If you have any questions, please do not hesitate to call me at (949) 567-1245.

Sincerely,

/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer